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                                                    EXHIBIT H-2


                    PROPOSED FORM OF NOTICE

  By its Order dated April 15, 1996 (HCAR 35-26504) (the Order), the Commission has authorized financings by the New England Electric System (NEES) and/or New England Electric Resources, Inc. (NEERI) for the purpose of acquiring interests in, financing the acquisition of, and holding the securities of, exempt wholesale generators (EWGs) (as defined in section 32 of the Act) and foreign utility companies (FUCOs) (as defined in section 33 of the Act) as set forth in their Application/Declaration in this File No. 70-8783, as amended (the Original Statement). At present, under the Order, the aggregate amount of any such investments or financings, including any authorized guarantees and assumptions of liability, may not exceed a total investment cap of $60 million (defined in the original filing as the Total Authority). NEES and NEERI request that the Commission authorize an increase in the Total Authority from $60 million to an amount not exceeding 50% of the NEES system's 'consolidated retained earnings', as defined in Rule 53(a)(1)(ii), in the aggregate outstanding at any one time. No such EWG or FUCO investment or financing will be made unless at the time of the investment or financing, and after giving effect to the investment or financing, NEES 'aggregate investment', as defined in Rule 53(a)(1)(i), in EWGs, FUCOs and Project Parents (as such term is defined in the Original Statement) does not exceed 50% of the NEES system's 'consolidated retained earnings', as defined in Rule 53(a)(1)(ii).

 Neither NEES nor any subsidiary currently has an ownership interest in an exempt wholesale generator (EWG) as defined in Section 32 of the Act or a foreign utility company (FUCO) as defined in Section 33 of the Act. Additionally, neither NEES nor any subsidiary is a party to, or has any rights under, a service, sales, or construction agreement with an EWG or FUCO. NEES and its subsidiaries shall comply with the requirements of Rules 53 and 54 of the Act in connection with EWG and FUCO acquisitions and financings and with all other requirements and conditions in the Original Statement, as amended, and the Order.